Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CFO

Cerus Corporation

(925) 288-6138

Cerus Corporation Reports Second Quarter 2015 Results

CONCORD, CA, August 6, 2015 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the second quarter ended June 30, 2015.

Recent company highlights include:

•	Second quarter disposable kit demand increased 32% year over year.

•	Signed INTERCEPT platelet and plasma supply agreements with Unyts and Bonfils Blood Center.

•	Suncoast Blood Bank produced the first INTERCEPT pathogen reduced platelet components distributed in the continental United States.

•	Appointed Richard J. Benjamin, MD, PhD as chief medical officer.

•	Received FDA approval of Phase IV PIPER study protocol.

•	Presented at AABB Symposium on Implementation of Pathogen-Reduced Blood Components (April 27-28, Bethesda, Maryland).

“The first INTERCEPT-treated platelet components have now been distributed to hospitals in the continental US, and we are continuing to build our US customer base. The addition of Dr. Richard Benjamin, the former chief medical officer of the American Red Cross, significantly enhances our team as we make further progress in the US and advance the INTERCEPT red blood cell system toward a potential CE Mark submission,” said William ‘Obi’ Greenman, Cerus’ president and chief executive officer. “Our 2015 revenue continues to be driven by our core European and Middle Eastern markets, for which we are maintaining revenue guidance of $36-38 million. Our guidance anticipates approximately 15-20% growth in kit demand in these core markets for 2015, offset by a continued weak Euro exchange rate, which negatively impacts revenue as reported in US dollars.”

Revenue

Product revenue for the second quarter of 2015 was $8.8 million. This reflects a 32% year over year increase in INTERCEPT disposable kit demand, offset in part by a declining Euro exchange rate, resulting in a 3% year over year increase in reported second quarter revenue. Product revenue for the first six months of 2015 was $16.5 million, slightly up from the first six months of 2014. INTERCEPT disposable kit demand for the first six months of 2015 was up 25% compared to the six month period in the prior year. Because revenue for the three and six months ended June 30, 2015, was predominantly driven by the European and Middle Eastern markets, reported revenue was negatively affected by a 19% weakening of the average Euro rate compared to the US dollar, the Company’s reporting currency.

The Company continues to expect 2015 annual revenue for its core European and Middle Eastern markets of $36 to $38 million.

To date, the Company has signed five contracts with customers in the United States. As anticipated, early adopters will need to complete their implementation processes and hospital roll-outs prior to Cerus realizing meaningful US revenue contributions.

Gross Margins

Gross margins for the second quarter of 2015 were 20%, compared to 45% for the second quarter of 2014. Gross margins for the first six months of 2015 were 29%, compared to 46% for the first six months of 2014.

Margins for the three and six months ended June 30, 2015, were negatively impacted by the decline in the value of the Euro relative to the Company’s reporting currency, the US dollar, negatively impacting reported gross margins during the three and six months ended June 30, 2015, by more than 11% and 14%, respectively. In addition, the Company recorded charges for obsolete inventory and minimum purchase commitments which negatively impacted second quarter 2015 margins by approximately 6%. These types of charges were not recorded in the second quarter of 2014.

Operating Expenses

Total operating expenses for the second quarter of 2015 were $17.3 million, compared to $14.9 million for the second quarter of 2014. Total operating expenses for the first six months of 2015 were $34.7 million, compared to $27.8 million for the first six months of 2014. The increase in operating expenses was primarily due to increased selling, general and administrative expenses incurred in support of the commercialization of INTERCEPT in the United States, increased research and development costs associated with ongoing studies in support of two Investigational Device Exemption studies, and increased development costs incurred in connection with the Company’s efforts to potentially expand the Company’s label claims and product configurations in the United States.

As the Company continues to build out its commercial sales, marketing and support teams for the US market, it expects selling, general and administrative expenses to increase. Research and development expenses are expected to increase in 2015, as the Company seeks to potentially expand the label claims for the INTERCEPT Blood System in the US and elsewhere, and seeks a potential CE Mark submission for the red blood cell system in the second half of 2016.

Operating and Net Loss

Operating losses during the second quarter of 2015 were $15.5 million, compared to $11.0 million for the second quarter of 2014, and $29.9 million compared to $20.2 million for the six months ended June 30, 2015 and 2014, respectively.

Net loss for the second quarter of 2015 was $16.0 million, or $0.17 per diluted share, compared to a net loss of $7.6 million, or $0.16 per diluted share, for the second quarter of 2014. Net loss for the first half of 2015 was $25.4 million, or $0.30 per share on a fully diluted basis, compared to a net loss of $7.8 million, or $0.28 per share on a fully diluted basis, for the same period of 2014.

Net losses for the second quarter of 2015 were impacted by the above discussed operating losses and mark-to-market adjustments of the Company’s outstanding warrants to fair value, which resulted in non-cash charges of $2.7 million during the second quarter of 2015 compared to $3.5 million in non-cash gains during the comparable period in 2014. Net losses for the second quarter of 2015 were also impacted by foreign exchange gains of $0.5 million during the second quarter of 2015, compared to $25,000 of foreign exchange losses during the second quarter of 2014.

Net losses for the first half of 2015 were impacted by the above discussed operating losses and mark-to-market adjustments of the Company’s outstanding warrants to fair value, which resulted in non-cash gains of $3.6 million during the first half of 2015 compared to $12.5 million in non-cash gains during the comparable period in 2014. Net losses for the first half of 2015 were also impacted by foreign exchange losses of $0.6 million during the first half of 2015, compared to $4,000 of foreign exchange losses during the first half of 2014.

Cash, Cash Equivalents and Investments

At June 30, 2015, the Company had cash, cash equivalents and short-term investments of $122.9 million compared to $51.3 million at December 31, 2014, and $111.9 million at March 31, 2015.

During the second quarter of 2015, the Company drew down an additional $10 million of debt from its loan agreement and has up to $10 million in additional borrowing availability conditioned upon the Company achieving consolidated trailing six months’ revenue at a specified level. In addition, the Company held a marketable equity investment valued at June 30, 2015 at approximately $12 million while previously this investment was held at a zero cost on the Company’s balance sheet. This investment is reflected in the Company’s short-term investments on its unaudited condensed consolidated balance sheet at June 30, 2015.

QUARTERLY CONFERENCE CALL

The Company will host a conference call and webcast at 4:15 p.m. Eastern time today to discuss its financial results and provide a general business overview and outlook. To access the live webcast, please visit the Investor Relations page of the Cerus website at http://www.cerus.com/ir. Alternatively, you may access the live conference call by dialing 866-235-9006 (US) or 631-291-4549 (international).

A replay will be available on the company’s web site, or by dialing 855-859-2056 (US) or 404-537-3406 (international) and entering conference ID number 80901719. The replay will be available approximately three hours after the call through August 20, 2015.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused in the field of blood safety. The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted infections by inactivating a broad range of pathogens such as viruses, bacteria and parasites that may be present in donated blood. The nucleic acid targeting mechanism of action of the INTERCEPT treatment is designed to inactivate established transfusion threats, such as hepatitis B and C, HIV, West Nile virus and bacteria, as well as emerging pathogens such as Chikungunya, malaria and dengue. Cerus currently markets and sells the INTERCEPT Blood System for both platelets and plasma in the United States, Europe, the Commonwealth of Independent States, the Middle East and selected countries in other regions around the world. The INTERCEPT Red Blood Cell system is in clinical development. See http://www.cerus.com for information about Cerus.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning Cerus’ products, prospects and expected results, including statements concerning Cerus’ expectations regarding 2015 annual revenue and product demand growth guidance and its expectations for increased operating expenses and the reasons therefor; the potential CE mark submission for the INTERCEPT Red Blood Cell system and the timing thereof; Cerus’ expectations regarding its progress with respect to its U.S. commercialization efforts and realizing U.S. revenue contributions; potential expanded label claims and product configurations for the INTERCEPT plasma and platelet systems in the U.S. and elsewhere; and the availability and funding of the remaining $10 million tranche of term loans available under Cerus’ loan agreement with Oxford Finance. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation: risks associated with the commercialization and market acceptance of, and customer demand for, the INTERCEPT Blood System, including the risk that the negative sales impact from the strategic changes to Cerus’ distributor relationships could last longer or be more severe than anticipated and that Cerus may otherwise not resume revenue growth in future periods; risks associated with Cerus’ lack of commercialization experience in the United States and its ability to develop and maintain an effective and qualified U.S.-based commercial organization, as well as the resulting uncertainty of its ability to achieve market acceptance of and otherwise successfully commercialize the INTERCEPT Blood System for platelets and plasma in the United States; risks related to Cerus’ ability to commercialize the INTERCEPT Blood System in the United States without infringing on the intellectual property rights of others; risks related to Cerus’ ability to demonstrate to the transfusion medicine community and other health care constituencies that pathogen reduction and the INTERCEPT Blood System is safe, effective and economical; the uncertain and time-consuming development and regulatory process, including the risks (a) that Cerus may be unable to complete the additional development and other activities necessary to support the potential CE Mark submission for the INTERCEPT Red Blood Cell system in a timely manner or at all, and may otherwise be unable to obtain any regulatory approvals for the INTERCEPT Red Blood Cell system, (b) that Cerus may be unable to comply with the FDA’s post-approval requirements for the INTERCEPT platelet and plasma systems, which could result in a loss of U.S. marketing approval for the INTERCEPT platelet and plasma systems and (c) related to Cerus’ ability to expand the label claims and product configurations for the INTERCEPT platelet and plasma systems in the U.S. and elsewhere, which will require additional regulatory approvals; adverse market and economic conditions, including continued or more severe adverse fluctuations in foreign exchange rates and/or weakening economic conditions in the markets where Cerus sell its products; Cerus’ reliance on third parties to market, sell, distribute and maintain its products; Cerus’ ability to maintain an effective manufacturing supply chain, including the ability of its manufacturers to comply with extensive FDA and foreign regulatory agency requirements; the impact of legislative or regulatory healthcare reforms that may make it more difficult and costly for Cerus to obtain regulatory approval of its products and to produce, market and distribute its products after approval is obtained; that Cerus may be unable to satisfy the trailing six months’ revenue condition to the funding of the final $10 million term loan tranche under Cerus’ loan agreement with Oxford Finance and may otherwise be unable to maintain (and otherwise comply with the covenants in) such loan agreement necessary to access additional term loans under that agreement; as well as other risks detailed in Cerus’ filings with the Securities and Exchange Commission, including Cerus’ Quarterly Report on Form 10-Q for the three months ended March 31, 2015, filed with the SEC on May 8, 2015. Cerus disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue	$8,830	$8,601	$16,522	$16,467
Cost of revenue	7,028	4,752	11,742	8,909

Gross profit	1,802	3,849	4,780	7,558

Operating expenses:
Research and development	5,213	4,722	10,794	9,364
Selling, general and administrative	12,063	10,080	23,781	18,316
Amortization of intangible assets	51	51	101	101

Total operating expenses	17,327	14,853	34,676	27,781

Loss from operations	(15,525)	(11,004)	(29,896)	(20,223)
Non-operating (expense) income, net	(2,482)	3,459	2,448	12,491

Net loss before income taxes	(18,007)	(7,545)	(27,448)	(7,732)
(Benefit) provision for income taxes	(2,035)	44	(2,016)	82

Net loss	$(15,972)	$(7,589)	$(25,432)	$(7,814)

Net loss per common share:
Basic	$(0.17)	$(0.10)	$(0.27)	$(0.11)
Diluted	$(0.17)	$(0.16)	$(0.30)	$(0.28)

Weighted average common shares outstanding used for computing net loss per common share:
Basic	95,728	72,899	94,576	72,495
Diluted	95,728	74,517	95,682	74,927

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

(in thousands)

	June 30, 2015	December 31, 2014(1)

Cash & cash equivalents	$35,059	$22,781
Short-term investments	87,886	28,513
Accounts receivable and other current assets	7,845	8,635
Inventories	13,681	14,956
Property and equipment, net	3,816	3,781
Goodwill and intangible assets	2,357	2,458
Other assets	762	652

Total assets	$151,406	$81,776

Accounts payable and accrued liabilities	$15,146	$18,326
Deferred revenue	577	376
Debt current	2,523	—
Warrant liability	3,978	10,485
Debt – non-current	17,371	9,872
Other non-current liabilities	1,282	1,196

Total liabilities	40,877	40,255
Stockholders’ equity	110,529	41,521

Total liabilities and stockholders’ equity	$151,406	$81,776

(1)	Amounts derived from audited consolidated financial statements included in the Company’s 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission.